SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



--------------------------------------------
                In the Matter of            :
                                            :
GPU, Inc.                                   :
Jersey Central Power & Light Company        :  Certificate Pursuant
Metropolitan Edison Company                 :  To Rule 24 of Partial
Pennsylvania Electric Company               :  Completion of Transactions
                                            :
                                            :
                 File No. 70-7926           :
                                            :
(Public Utility Holding Company Act of 1935):
--------------------------------------------


To the Members of the Securities and Exchange Commission:

                  The undersigned, GPU, Inc. (formerly known as General Public Utilities Corporation) ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, and July 17, 1996, with respect to said Declaration, as follows:

               1. During the period January 1, 1998 through March 31, 1998, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.

               2. At the close of business on December 31, 1997, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

                    Company                              Amount
                    -------                              ------

                    JCP&L                             $19,500,000
                    Met-Ed                             18,500,000
                    Penelec                            16,800,000


               3. During the period January 1,1998 through March 31, 1998, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before March 31, 1998) unsecured short-term promissory notes as commercial paper as follows:

JCP&L
-----

Date of Issuance                   Maturity Date               Amount
----------------                   -------------               ------

01/02/98                              01/16/98              $7,400,000
01/08/98                              01/15/98              21,700,000
01/09/98                              01/14/98               5,000,000
01/09/98                              01/16/98              16,900,000
01/12/98                              01/20/98              10,600,000
01/15/98                              01/22/98              12,900,000
01/16/98                              01/23/98              20,300,000
01/20/98                              01/27/98              16,700,000
01/21/98                              01/28/98              17,200,000
01/22/98                              01/29/98              18,700,000
01/27/98                              02/03/98              14,300,000
01/28/98                              02/04/98              20,600,000
01/30/98                              02/13/98              21,800,000
02/03/98                              02/04/98               9,300,000
02/03/98                              02/10/98               2,900,000
02/04/98                              02/10/98              17,800,000
02/09/98                              02/10/98               1,400,000
02/10/98                              02/17/98              11,300,000
02/24/98                              02/25/98               9,000,000
02/25/98                              02/26/98              19,500,000
03/04/98                              03/09/98               8,400,000

03/11/98                              03/12/98              18,100,000
03/12/98                              03/17/98              10,000,000
03/17/98                              03/18/98               6,100,000



Met-Ed
------

Date of Issuance                 Maturity Date                Amount
----------------                 -------------                ------

01/02/98                              01/16/98             $ 9,500,000
01/05/98                              01/12/98               5,300,000
01/06/98                              01/13/98              17,900,000
01/07/98                              01/14/98              14,100,000
01/08/98                              01/15/98              14,000,000
01/09/98                              01/12/98               5,300,000
01/09/98                              01/16/98               5,000,000
01/13/98                              01/20/98              14,900,000
01/14/98                              01/21/98              14,100,000
01/16/98                              01/23/98              13,900,000
01/20/98                              01/27/98              23,000,000
01/23/98                              01/28/98              13,200,000
01/27/98                              02/03/98              17,100,000
01/28/98                              02/04/98              19,100,000
01/29/98                              02/12/98               9,500,000
02/02/98                              02/09/98              24,800,000
02/03/98                              02/10/98              12,600,000
02/04/98                              02/11/98              19,400,000
02/09/98                              02/13/98              17,000,000
02/10/98                              02/17/98               8,300,000
02/11/98                              02/18/98              18,900,000
02/12/98                              02/19/98              11,100,000
02/13/98                              02/20/98              14,300,000
02/18/98                              02/24/98              11,700,000
02/19/98                              02/26/98              11,000,000
02/20/98                              02/27/98              18,100,000
02/23/98                              03/03/98               4,100,000
02/24/98                              03/03/98               5,700,000
02/24/98                              03/03/98               5,000,000
03/02/98                              03/09/98              16,300,000
03/04/98                              03/11/98              17,400,000
03/05/98                              03/12/98               8,700,000
03/06/98                              03/13/98               7,500,000
03/09/98                              03/13/98              13,300,000
03/10/98                              03/17/98              11,000,000
03/12/98                              03/19/98              17,000,000
03/13/98                              03/20/98               6,900,000
03/16/98                              03/23/98              17,300,000
03/18/98                              03/25/98              24,800,000
03/19/98                              03/26/98              14,800,000
03/23/98                              03/30/98              14,200,000
03/30/98                              03/31/98              10,000,000

Penelec
-------

Date of Issuance                     Maturity Date             Amount
----------------                     -------------             ------

01/02/98                              01/16/98             $14,900,000
01/06/98                              01/13/98              12,100,000
01/07/98                              01/14/98              15,200,000
01/08/98                              01/15/98              12,900,000
01/09/98                              01/15/98               5,000,000
01/09/98                              01/16/98               4,800,000
01/14/98                              01/21/98              11,500,000
01/15/98                              01/22/98              21,900,000
01/16/98                              01/23/98              17,500,000
01/22/98                              01/29/98              21,700,000
01/23/98                              01/28/98              17,400,000
01/27/98                              02/03/98              14,200,000
01/28/98                              02/04/98              23,300,000
01/29/98                              02/12/98              23,400,000
02/03/98                              02/10/98              20,800,000
02/09/98                              02/13/98              25,100,000
02/10/98                              02/17/98               4,800,000
02/10/98                              02/18/98              14,200,000
02/12/98                              02/19/98              22,300,000
02/13/98                              02/20/98              20,100,000
02/18/98                              02/25/98               9,500,000
02/20/98                              02/27/98              18,800,000
02/23/98                              03/03/98              17,500,000
02/24/98                              03/04/98              13,600,000
02/27/98                              03/09/98              22,300,000
03/04/98                              03/11/98              26,000,000
03/05/98                              03/12/98               6,400,000
03/06/98                              03/13/98              11,900,000
03/09/98                              03/12/98               6,500,000
03/10/98                              03/13/98              10,200,000
03/12/98                              03/19/98              15,100,000
03/13/98                              03/20/98              24,600,000
03/18/98                              03/25/98              21,900,000
03/19/98                              03/26/98              12,800,000


         To summarize the above transactions, at March 31, 1998, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

                  Company                                  Amount
                  -------                                  ------

                  JCP&L                                $      0
                  Met-Ed                                      0
                  Penelec                                     0

         4. At the close of business on December 31, 1997, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

                  Company                                 Amount
                  -------                                 ------

                  GPU                               $91,600,000
                  JCP&L                              95,800,000
                  Met-Ed                             48,800,000
                  Penelec                            60,800,000

         During the period January 1, 1998 through March 31, 1998, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:



GPU
---

Issue
Date                     Bank                             Amount        Maturity
----                     ----                             ------        --------

01/02/98                First Union National Bank      $ 7,400,000      01/16/98
01/02/98                Sumitomo Bank                   10,000,000      01/06/98
01/05/98                Summit Bank                     10,000,000      01/13/98
01/06/98                Chase Manhattan Bank            10,000,000      01/13/98
01/07/98                Sumitomo Bank                   10,000,000      01/14/98
01/08/98                Chase Manhattan Bank            10,000,000      01/15/98
01/08/98                Fuji Bank                        7,100,000      01/15/98
01/09/98                Fuji Bank                        7,200,000      01/16/98
01/12/98                Banca Popolare Di Milano        19,000,000      01/20/98
01/13/98                Sumitomo Bank                    5,100,000      01/21/98
01/13/98                Summit Bank                     15,000,000      01/26/98
01/14/98                Chase Manhattan Bank            10,000,000      01/21/98
01/15/98                Sumitomo Bank                   17,000,000      01/22/98
01/16/98                PNC Bank                        15,000,000      01/23/98
01/20/98                Bank of New York                19,000,000      01/27/98
01/21/98                Banca Popolare Di Milano        15,200,000      01/28/98
01/22/98                Sumitomo Bank                   17,000,000      01/29/98
01/23/98                Morgan Guaranty Trust           16,000,000      01/30/98
01/26/98                PNC Bank                        13,800,000      02/09/98
01/27/98                Summit Bank                     19,100,000      02/10/98
01/28/98                Banca Popolare Di Milano        15,000,000      02/03/98
01/29/98                Chase Manhattan Bank            14,800,000      02/12/98
01/29/98                Swiss Bank Corp.                 2,200,000      02/02/98
01/30/98                First Union National Bank       16,000,000      02/11/98
02/02/98                Banca Popolare Di Milano         2,200,000      02/09/98
02/03/98                PNC Bank                        15,300,000      02/10/98
02/09/98                Sumitomo Bank                   15,800,000      02/12/98
02/10/98                Banca Popolare Di Milano        19,000,000      02/13/98
02/10/98                Sumitomo Bank                    5,500,000      02/17/98
02/10/98                Swiss Bank Corp.                10,000,000      02/17/98
02/11/98                Summit Bank                     16,000,000      02/18/98
02/12/98                Chase Manhattan Bank            20,000,000      02/18/98
02/12/98                Sumitomo Bank                   10,700,000      02/18/98
02/13/98                Banca Popolare Di Milano        19,000,000      02/19/98
02/17/98                First Union National Bank       15,500,000      02/19/98
02/18/98                Bank of New York                32,000,000      02/19/98
02/18/98                Sumitomo Bank                   14,700,000      02/19/98
02/20/98                Credit Agricole                 20,000,000      02/27/98
02/20/98                PNC Bank                        16,800,000      02/26/98
02/20/98                Sumitomo Bank                   25,000,000      02/23/98
02/23/98                Bank of New York                25,000,000      02/24/98
02/24/98                First Union National Bank       25,000,000      03/03/98
02/25/98                Banca Popolare Di Milano        19,000,000      03/05/98
02/25/98                PNC Bank                        11,500,000      03/04/98
02/26/98                Chase Manhattan Bank            15,500,000      03/06/98
02/27/98                Bank of New York                20,000,000      03/02/98
03/02/98                Summit Bank                     20,000,000      03/09/98
03/03/98                First Union National Bank       25,000,000      03/10/98
03/04/98                PNC Bank                        11,500,000      03/11/98
03/05/98                Banca Popolare Di Milano        19,000,000      03/12/98
03/06/98                Morgan Guaranty Trust           15,600,000      03/13/98
03/09/98                Bank of New York                 1,000,000      03/10/98
03/09/98                Summit Bank                     19,100,000      03/16/98
03/10/98                Chase Manhattan Bank            20,000,000      03/17/98
03/10/98                Sumitomo Bank                    5,700,000      03/17/98
03/11/98                Sumitomo Bank                   11,500,000      03/18/98
03/12/98                Banca Popolare Di Milano        19,000,000      03/19/98
03/13/98                PNC Bank                        15,700,000      03/20/98
03/16/98                First Union National Bank       19,200,000      03/23/98
03/17/98                Chase Manhattan Bank            20,000,000      03/24/98
03/17/98                Sumitomo Bank                    5,700,000      03/24/98
03/18/98                Sumitomo Bank                   11,500,000      03/25/98
03/19/98                Banca Popolare Di Milano        11,300,000      03/25/98
03/19/98                Sumitomo Bank                    7,800,000      03/26/98
03/20/98                Morgan Guaranty Trust           15,700,000      03/27/98
03/23/98                Fuji Bank                       18,900,000      03/30/98
03/23/98                Merchants National Bank            300,000      04/06/98
03/24/98                PNC Bank                        25,800,000      04/06/98
03/25/98                First Union National Bank       22,500,000      04/07/98
03/26/98                Banca Popolare Di Milano         6,700,000      04/09/98
03/26/98                Chase Manhattan Bank            12,200,000      04/09/98
03/27/98                First Union National Bank       15,700,000      04/10/98
03/30/98                Credit Agricole                 19,100,000      04/08/98

JCP&L
-----

Issue
Date                     Bank                            Amount        Maturity
----                     ----                            ------        --------

01/02/98                First Union National Bank      $11,500,000      01/07/98

01/05/98                First Union National Bank       10,700,000      01/12/98
01/06/98                Summit Bank                      4,600,000      01/13/98
01/07/98                Citibank, N.A.                  12,200,000      01/12/98
01/07/98                Sumitomo Bank                   15,000,000      01/13/98
01/13/98                Chase Manhattan Bank            10,000,000      01/26/98
01/13/98                Chase Manhattan Bank             7,900,000      01/20/98
01/14/98                Morgan Guaranty Trust           23,500,000      01/21/98
01/15/98                Chase Manhattan Bank            10,000,000      01/22/98
01/23/98                Bank of New York                11,200,000      01/26/98
01/23/98                Chase Manhattan Bank             5,200,000      01/30/98
01/26/98                Citibank, N.A.                  13,300,000      02/02/98
01/29/98                Chase Manhattan Bank            13,500,000      02/05/98
02/02/98                Chase Manhattan Bank            18,200,000      02/09/98
02/04/98                Citibank, N.A.                  15,000,000      02/11/98
02/11/98                Bank of New York                12,500,000      02/12/98
02/12/98                Mellon Bank                      9,000,000      02/18/98
02/13/98                Bank of New York                16,600,000      02/17/98
02/17/98                First Union National Bank       13,200,000      02/18/98
02/17/98                First Union National Bank       10,500,000      02/18/98
02/18/98                Citibank, N.A.                  15,000,000      02/19/98
02/18/98                Sumitomo Bank                    3,900,000      02/19/98
02/19/98                Bank of New York                11,600,000      02/20/98
02/20/98                Bank of New York                19,100,000      02/23/98
02/23/98                Sumitomo Bank                   12,000,000      02/24/98
02/26/98                Chase Manhattan Bank            18,900,000      02/27/98
02/27/98                Bank of New York                 5,000,000      03/02/98
02/27/98                Chase Manhattan Bank             8,900,000      03/03/98
03/02/98                Citibank, N.A.                   5,000,000      03/03/98
03/02/98                Citibank, N.A.                  10,000,000      03/09/98
03/03/98                Bank of New York                 1,100,000      03/04/98
03/04/98                Bank of New York                10,000,000      03/05/98
03/05/98                Bank of New York                 9,700,000      03/06/98
03/06/98                Citibank, N.A.                   4,500,000      03/10/98
03/06/98                Morgan Guaranty Trust            5,000,000      03/12/98
03/09/98                Bank of New York                11,300,000      03/10/98
03/10/98                Bank of New York                13,200,000      03/11/98
03/12/98                Bank of New York                12,300,000      03/13/98
03/13/98                Bank of New York                11,500,000      03/16/98
03/16/98                Bank of New York                 6,600,000      03/17/98
03/18/98                Bank of New York                 6,300,000      03/19/98
03/20/98                Bank of New York                13,400,000      03/23/98
03/23/98                Bank of New York                 6,500,000      03/24/98
03/27/98                Mellon Bank                      6,400,000      03/30/98
03/30/98                Sumitomo Bank                    5,100,000      03/31/98


Met-Ed
------

Issue
Date                     Bank                            Amount        Maturity
----                     ----                            ------        --------

01/02/98                First Union National Bank      $11,100,000      01/06/98
01/12/98                Merchants National Bank            200,000      01/26/98
01/12/98                Morgan Guaranty Trust            4,400,000      01/20/98

01/21/98                Bank of New York                10,500,000      01/22/98
01/22/98                Chase Manhattan Bank             9,400,000      01/29/98
02/17/98                Chase Manhattan Bank             9,200,000      02/23/98
02/25/98                Morgan Guaranty Trust           19,300,000      03/04/98
02/26/98                Chase Manhattan Bank            11,700,000      03/06/98
02/27/98                Sumitomo Bank                   20,000,000      03/02/98
03/03/98                Sumitomo Bank                   13,600,000      03/10/98
03/05/98                Morgan Guaranty Trust            5,000,000      03/12/98
03/11/98                Morgan Guaranty Trust           20,000,000      03/18/98
03/11/98                Sumitomo Bank                    6,100,000      03/18/98
03/16/98                Chase Manhattan Bank            25,000,000      03/27/98
03/17/98                Morgan Guaranty Trust           10,600,000      03/24/98
03/20/98                First Union National Bank        7,300,000      04/03/98
03/24/98                Chase Manhattan Bank             7,800,000      04/06/98
03/25/98                Banca Popolare Di Milano        19,000,000      04/07/98
03/25/98                Chase Manhattan Bank             6,400,000      04/07/98
03/26/98                Summit Bank                      7,400,000      04/09/98
03/26/98                Summit Bank                     10,000,000      04/09/98
03/27/98                Chase Manhattan Bank             9,500,000      04/01/98
03/27/98                Citibank, N.A.                  14,200,000      04/10/98
03/31/98                CoreStates Bank                  7,800,000      04/14/98



Penelec
-------

Issue
Date                     Bank                            Amount        Maturity
----                     ----                            ------        --------

01/02/98                Citibank, N.A.                 $15,000,000      01/06/98
01/05/98                Morgan Guaranty Trust            8,500,000      01/13/98
01/12/98                Morgan Guaranty Trust           11,600,000      01/20/98
01/13/98                Morgan Guaranty Trust           18,000,000      01/26/98
01/20/98                Morgan Guaranty Trust           10,300,000      01/27/98
01/21/98                Chase Manhattan Bank             5,400,000      01/28/98
01/26/98                Morgan Guaranty Trust           13,200,000      02/02/98
01/30/98                Chase Manhattan Bank             3,500,000      02/06/98
02/02/98                Morgan Guaranty Trust           16,400,000      02/17/98
02/04/98                Morgan Guaranty Trust           22,300,000      02/11/98
02/06/98                First Union National Bank          800,000      02/09/98
02/11/98                Morgan Guaranty Trust           20,400,000      02/23/98
02/13/98                Bank of New York                 2,000,000      02/17/98
02/17/98                Chase Manhattan Bank            16,300,000      02/24/98
02/19/98                Chase Manhattan Bank            19,400,000      02/26/98
02/25/98                Morgan Guaranty Trust            9,000,000      03/05/98
02/26/98                Chase Manhattan Bank            15,600,000      03/06/98
02/26/98                Chase Manhattan Bank             4,500,000      03/05/98
03/02/98                CoreStates Bank                  5,000,000      03/10/98
03/03/98                Morgan Guaranty Trust           15,400,000      03/10/98
03/05/98                Morgan Guaranty Trust            5,000,000      03/12/98
03/09/98                Citibank, N.A.                  10,500,000      03/17/98
03/10/98                Morgan Guaranty Trust           15,000,000      03/17/98
03/11/98                Morgan Guaranty Trust           25,600,000      03/18/98
03/16/98                Chase Manhattan Bank            25,000,000      03/27/98
03/16/98                Fuji Bank                       18,300,000      03/23/98

03/17/98                Morgan Guaranty Trust           23,800,000      03/24/98
03/20/98                Morgan Guaranty Trust           21,200,000      03/30/98
03/23/98                Chase Manhattan Bank            15,200,000      04/08/98
03/24/98                Morgan Guaranty Trust           22,800,000      04/06/98
03/25/98                Chase Manhattan Bank            20,900,000      04/07/98
03/26/98                Morgan Guaranty Trust           17,000,000      04/09/98
03/27/98                First Union National Bank          500,000      04/10/98
03/27/98                PNC Bank                        23,100,000      04/10/98
03/30/98                Sumitomo Bank                   15,500,000      03/31/98
03/31/98                Banca Popolare Di Milano         4,300,000      04/02/98
03/31/98                CIBC                            12,200,000      04/14/98


                Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

         During the period of January 1, 1998 through March 31, 1998, the Companies repaid unsecured promissory notes issued to banks, as follows:



GPU
---

Date                               Bank                                Amount
----                               ----                                ------

01/02/98                           First Union National Bank         $17,400,000
01/05/98                           CIBC                               10,000,000
01/06/98                           Sumitomo Bank                      10,000,000
01/07/98                           PNC Bank                           10,000,000
01/08/98                           Bank of New York                   17,000,000
01/09/98                           PNC Bank                            7,200,000
01/12/98                           Banca Popolare Di Milano           19,000,000
01/13/98                           Chase Manhattan Bank               10,000,000
01/13/98                           Summit Bank                        10,000,000
01/14/98                           Sumitomo Bank                      10,000,000
01/15/98                           Chase Manhattan Bank               10,000,000
01/15/98                           Fuji Bank                           7,100,000
01/16/98                           First Union National Bank           7,400,000
01/16/98                           Fuji Bank                           7,200,000
01/20/98                           Banca Popolare Di Milano           19,000,000
01/21/98                           Chase Manhattan Bank               10,000,000
01/21/98                           Sumitomo Bank                       5,100,000
01/22/98                           Sumitomo Bank                      17,000,000

01/23/98                           PNC Bank                           15,000,000
01/26/98                           Summit Bank                        15,000,000
01/27/98                           Bank of New York                   19,000,000
01/28/98                           Banca Popolare Di Milano           15,200,000
01/29/98                           Sumitomo Bank                      17,000,000
01/30/98                           Morgan Guaranty Trust              16,000,000
02/02/98                           Swiss Bank Corp.                    2,200,000
02/03/98                           Banca Popolare Di Milano           15,000,000
02/09/98                           Banca Popolare Di Milano            2,200,000
02/09/98                           PNC Bank                           13,800,000
02/10/98                           PNC Bank                           15,300,000
02/10/98                           Summit Bank                        19,100,000
02/11/98                           First Union National Bank          16,000,000
02/12/98                           Chase Manhattan Bank               14,800,000
02/12/98                           Sumitomo Bank                      15,800,000
02/13/98                           Banca Popolare Di Milano           19,000,000
02/17/98                           Sumitomo Bank                       5,500,000
02/17/98                           Swiss Bank Corp.                   10,000,000
02/18/98                           Chase Manhattan Bank               20,000,000
02/18/98                           Sumitomo Bank                      10,700,000
02/18/98                           Summit Bank                        16,000,000
02/19/98                           Banca Popolare Di Milano           19,000,000
02/19/98                           Bank of New York                   32,000,000
02/19/98                           First Union National Bank          15,500,000
02/19/98                           Sumitomo Bank                      14,700,000
02/23/98                           Sumitomo Bank                      25,000,000
02/24/98                           Bank of New York                   25,000,000
02/26/98                           PNC Bank                           16,800,000
02/27/98                           Credit Agricole                    20,000,000
03/02/98                           Bank of New York                   20,000,000
03/03/98                           First Union National Bank          25,000,000
03/04/98                           PNC Bank                           11,500,000
03/05/98                           Banca Popolare Di Milano           19,000,000
03/06/98                           Chase Manhattan Bank               15,500,000
03/09/98                           Summit Bank                        20,000,000
03/10/98                           Bank of New York                    1,000,000
03/10/98                           First Union National Bank          25,000,000
03/11/98                           PNC Bank                           11,500,000
03/12/98                           Banca Popolare Di Milano           19,000,000
03/13/98                           Morgan Guaranty Trust              15,600,000
03/16/98                           Summit Bank                        19,100,000
03/17/98                           Chase Manhattan Bank               20,000,000
03/17/98                           Sumitomo Bank                       5,700,000
03/18/98                           Sumitomo Bank                      11,500,000
03/19/98                           Banca Popolare Di Milano           19,000,000
03/20/98                           PNC Bank                           15,700,000
03/23/98                           First Union National Bank          19,200,000
03/24/98                           Chase Manhattan Bank               20,000,000
03/24/98                           Sumitomo Bank                       5,700,000
03/25/98                           Banca Popolare Di Milano           11,300,000
03/25/98                           Sumitomo Bank                      11,500,000
03/26/98                           Banca Popolare Di Milano           11,000,000
03/26/98                           Sumitomo Bank                       7,800,000

03/27/98                           Morgan Guaranty Trust              15,700,000
03/30/98                           Fuji Bank                          18,900,000



JCP&L
-----

Issue
 Date                              Bank                                Amount
 ----                              ----                                ------

01/05/98                           Corestates Bank                   $10,000,000
01/05/98                           First Union National Bank          16,600,000
01/06/98                           Chase Manhattan Bank               10,000,000
01/07/98                           Chase Manhattan Bank               10,000,000
01/07/98                           First Union National Bank          11,500,000
01/08/98                           Chase Manhattan Bank               15,000,000
01/08/98                           CIBC                               10,000,000
01/09/98                           Bank of Pennsylvania               15,000,000
01/09/98                           PNC Bank                            9,200,000
01/12/98                           Citibank, N.A.                     12,200,000
01/12/98                           First Union National Bank          10,700,000
01/13/98                           Sumitomo Bank                      15,000,000
01/13/98                           Summit Bank                         4,600,000
01/20/98                           Chase Manhattan Bank                7,900,000
01/21/98                           Morgan Guaranty Trust              23,500,000
01/22/98                           Chase Manhattan Bank               10,000,000
01/26/98                           Bank of New York                   11,200,000
01/26/98                           Chase Manhattan Bank               10,000,000
01/30/98                           Chase Manhattan Bank                5,200,000
02/02/98                           Citibank, N.A.                     13,300,000
02/05/98                           Chase Manhattan Bank               13,500,000
02/09/98                           Chase Manhattan Bank               18,200,000
02/11/98                           Citibank, N.A.                     15,000,000
02/12/98                           Bank of New York                   12,500,000
02/17/98                           Bank of New York                   16,600,000
02/18/98                           First Union National Bank          13,200,000
02/18/98                           First Union National Bank          10,500,000
02/18/98                           Mellon Bank                         9,000,000
02/19/98                           Citibank, N.A.                     15,000,000
02/19/98                           Sumitomo Bank                       3,900,000
02/20/98                           Bank of New York                   11,600,000
02/23/98                           Bank of New York                   19,100,000
02/24/98                           Sumitomo Bank                      12,000,000
02/27/98                           Chase Manhattan Bank               18,900,000
03/02/98                           Bank of New York                    5,000,000
03/03/98                           Chase Manhattan Bank                8,900,000
03/03/98                           Citibank, N.A.                      5,000,000
03/04/98                           Bank of New York                    1,100,000
03/05/98                           Bank of New York                   10,000,000
03/06/98                           Bank of New York                    9,700,000
03/09/98                           Citibank, N.A.                     10,000,000
03/10/98                           Bank of New York                   11,300,000
03/10/98                           Citibank, N.A.                      4,500,000
03/11/98                           Bank of New York                   13,200,000
03/12/98                           Morgan Guaranty Trust               5,000,000

03/13/98                           Bank of New York                   12,300,000
03/16/98                           Bank of New York                   11,500,000
03/17/98                           Bank of New York                    6,600,000
03/19/98                           Bank of New York                    6,300,000
03/23/98                           Bank of New York                   13,400,000
03/24/98                           Bank of New York                    6,500,000
03/30/98                           Mellon Bank                         6,400,000
03/31/98                           Sumitomo Bank                       5,100,000



Met-Ed
------

Issue
 Date                              Bank                                 Amount
 ----                              ----                                 ------

01/02/98                           First Union National Bank         $ 4,100,000
01/05/98                           First Union National Bank           9,400,000
01/06/98                           First Union National Bank          11,100,000
01/06/98                           Summit Bank                         8,000,000
01/08/98                           Chase Manhattan Bank               15,000,000
01/09/98                           PNC Bank                           12,300,000
01/20/98                           Morgan Guaranty Trust               4,400,000
01/22/98                           Bank of New York                   10,500,000
01/26/98                           Merchants National Bank               200,000
01/29/98                           Chase Manhattan Bank                9,400,000
02/23/98                           Chase Manhattan Bank                9,200,000
03/02/98                           Sumitomo Bank                      20,000,000
03/04/98                           Morgan Guaranty Trust              19,300,000
03/06/98                           Chase Manhattan Bank               11,700,000
03/10/98                           Sumitomo Bank                      13,600,000
03/12/98                           Morgan Guaranty Trust               5,000,000
03/18/98                           Morgan Guaranty Trust              20,000,000
03/18/98                           Sumitomo Bank                       6,100,000
03/24/98                           Morgan Guaranty Trust              10,600,000
03/27/98                           Chase Manhattan Bank               25,000,000



Penelec
-------

Issue
 Date                              Bank                                 Amount
 ----                              ----                                 ------

01/02/98                           First Union National Bank         $ 7,700,000
01/05/98                           Summit Bank                        12,000,000
01/06/98                           Citibank, N.A.                     15,000,000
01/08/98                           Chase Manhattan Bank               15,000,000
01/09/98                           PNC Bank                           11,100,000
01/12/98                           Bank of New York                   15,000,000
01/13/98                           Morgan Guaranty Trust               8,500,000
01/20/98                           Morgan Guaranty Trust              11,600,000
01/26/98                           Morgan Guaranty Trust              18,000,000
01/27/98                           Morgan Guaranty Trust              10,300,000
01/28/98                           Chase Manhattan Bank                5,400,000
02/02/98                           Morgan Guaranty Trust              13,200,000

02/06/98                           Chase Manhattan Bank                3,500,000
02/09/98                           First Union National Bank             800,000
02/11/98                           Morgan Guaranty Trust              22,300,000
02/17/98                           Bank of New York                    2,000,000
02/17/98                           Morgan Guaranty Trust              16,400,000
02/23/98                           Morgan Guaranty Trust              20,400,000
02/24/98                           Chase Manhattan Bank               16,300,000
02/26/98                           Chase Manhattan Bank               19,400,000
03/05/98                           Chase Manhattan Bank                4,500,000
03/05/98                           Morgan Guaranty Trust               9,000,000
03/06/98                           Chase Manhattan Bank               15,600,000
03/10/98                           Corestates Bank                     5,000,000
03/10/98                           Morgan Guaranty Trust              15,400,000
03/12/98                           Morgan Guaranty Trust               5,000,000
03/17/98                           Citibank, N.A.                     10,500,000
03/17/98                           Morgan Guaranty Trust              15,000,000
03/18/98                           Morgan Guaranty Trust              25,600,000
03/23/98                           Fuji Bank                          18,300,000
03/24/98                           Morgan Guaranty Trust              23,800,000
03/27/98                           Chase Manhattan Bank               25,000,000
03/30/98                           Morgan Guaranty Trust              21,200,000
03/31/98                           Sumitomo Bank                      15,500,000

                  To summarize the above transactions, at March 31, 1998 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



                  GPU                              $102,300,000
                  JCP&L                                       0
                  Met-Ed                             89,400,000
                  Penelec                           116,000,000

                                    SIGNATURE
                                    ---------

                PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                                       GPU, INC.
                                       JERSEY CENTRAL POWER & LIGHT COMPANY
                                       METROPOLITAN EDISON COMPANY
                                       PENNSYLVANIA ELECTRIC COMPANY



                                        By: /s/ T. G. Howson
                                            T. G. Howson
                                            Vice President and Treasurer


Date: April 3, 1998